Exhibit 99.1

AMERISERV FINANCIAL REPORTS RECORD FIRST QUARTER 2022 EARNINGS AND ANNOUNCES A 20% INCREASE IN THE QUARTERLY COMMON STOCK CASH DIVIDEND

JOHNSTOWN, PA - AmeriServ Financial, Inc. (NASDAQ: ASRV) reported first quarter 2022 net income of $2,418,000, or $0.14 per diluted common share. This earnings performance represented a $337,000, or 16.2%, increase from the first quarter of 2021 when net income totaled $2,081,000, or $0.12 per diluted common share. The following table highlights the Company’s financial performance for the quarters ended March 31, 2022 and 2021:

	First Quarter 2022	First Quarter 2021	$ Change	% Change

Net income	$2,418,000	$2,081,000	$337,000	16.2%
Diluted earnings per share	$0.14	$0.12	$0.02	16.7%

Jeffrey A. Stopko, President and Chief Executive Officer, commented on the first quarter 2022 financial results: “The improved earnings performance in the first quarter of 2022 reflects the full benefit of several important strategic actions that our company executed in 2021 along with the successful management of our asset quality throughout the pandemic. AmeriServ Financial continues to benefit from strong levels of loans, deposits, and fee income from our wealth management business. As a result of this improvement in the earnings power of the Company, the Board of Directors increased the quarterly common stock cash dividend by 20% in order to allow our shareholders to directly benefit from these higher earnings.”

The Company's net interest income in the first quarter of 2022 increased by $75,000, or 0.8%, from the prior year's first quarter while the net interest margin of 3.14% was nine basis points lower than the net interest margin of 3.23% for the first quarter of 2021.  The U.S. economy continued its recovery and performed satisfactorily during the first quarter with very little impact from the Omnicron variant as labor markets continued to strengthen and productivity growth remained high.  However, uncertainty and volatility remain due to supply chain issues, anticipated interest rate changes, consumer confidence, and high inflation.  The size of the Company’s balance sheet remains high by historical standards due to the growth experienced in both total loans and total deposits due to business development efforts and the government’s stimulus programs from the previous two years.  However, with government stimulus ending in 2021, both total loans and total deposits have demonstrated stabilization since the second half of last year.  First quarter 2022 results were favorably impacted by the strategic actions taken by management in 2021 to lower funding costs and better position the Company to meet the continuing challenge of net interest margin compression. The termination of the Paycheck Protection Program (PPP) caused a reduced level of fee income and was the primary factor causing total interest income to decrease between the first quarter of 2022 and last year’s first quarter.  However, deposit and borrowing interest expense declined by more than the decrease in total interest income, resulting in net interest income improving in the first quarter of 2022 compared to last year’s first quarter.  First quarter earnings results also reflect the impact of strengthening asset quality, which enabled the Company to recognize a loan loss provision recovery during the first quarter of 2022.  Overall, the increase to net interest income, along with the loan loss provision recovery more than offset a lower level of non-interest income and higher non-interest expense resulting in an improved earnings performance for the first quarter of 2022.

Total average loans in the first quarter of 2022 are slightly lower than the 2021 first quarter average by $2.3 million, or 0.2%.  Total loan production has been slower early this year as new originations have been generally offset by loan payoff activity. However, given the core loan growth experienced during 2021 and excluding PPP loans, total average loans in the first quarter of 2022 exceed the 2021 first quarter average by $49.3 million, or 5.4%, as growth of commercial real estate (CRE) and residential mortgage loans more than offset a decrease in the level of commercial & industrial loans.  Residential mortgage loan production is down in the first quarter of 2022 when compared to last year’s first quarter.  Refinance transactions have been severely impacted with the quick escalation of interest rates since the beginning of 2022.  Residential mortgage loan production totaled $8.7 million in the first quarter of 2022 and was 70.8% lower than the production level of $29.7 million achieved in the first quarter of 2021. Total PPP loans averaged $12.1 million in the first quarter of 2022, representing a decrease of $51.6 million, or 81.1%, from the first quarter of last year.  Additionally, on an end of period basis, the total volume of PPP loans is only $7.8 million as we continue to work with our customers through the SBA forgiveness process.  Overall, despite the higher average volumes of CRE and residential mortgage loans, total loan interest income declined by $831,000, or 8.0%, in the 2022 first quarter compared to the 2021 first quarter.  This decrease is primarily due to the Company recording a total of $240,000 of processing fee income and interest income from PPP lending activity in the 2022 first quarter, which is $657,000, or 73.2%, lower than PPP income in the first quarter of 2021. Finally, on an end of period basis, excluding total PPP loans, the total loan portfolio is approximately $51.6 million, or 5.6%, higher since the end of the first quarter of 2021.

Total investment securities averaged $221.5 million for the first quarter of 2022 which is $31.0 million, or 16.3%, higher than the $190.4 million average for last year’s first quarter.  The U.S. Treasury yield curve increased and became more favorable for purchasing activity during the first quarter due to the market’s anticipation of the Federal Reserve tightening monetary policy.  The 2-year to 10-year portion of the curve increased by approximately 70 to 150 basis points since the beginning of the year, with shorter yields in that range increasing to a higher degree than the longer yields.  Overall, the higher rates resulted in improved yields for federal agency mortgage-backed securities and federal agency bonds.  Management purchased more of these investments for our portfolio and, therefore, was able to more profitably deploy a portion of the increased liquidity on our balance sheet into the securities portfolio as opposed to leaving these funds in low yielding federal funds sold.  This redeployment of funds contributed to total securities growing between years.  Management also continued to purchase taxable municipals and corporate securities to maintain a well-diversified portfolio.   Overall, the average balance of total interest earning assets for the first quarter of 2022 was $44.4 million, or 3.7%, higher than the first quarter of 2021 while total interest income decreased by $741,000, or 6.3%, between years despite the increased average volume.

Our liquidity position continues to be strong as total short-term investments averaged $46.5 million in the first quarter of 2022, which is $15.7 million, or 50.8%, higher than the 2021 first quarter average.  Although eased somewhat by the additional investment in the securities portfolio, the challenges remain as to the uncertainty regarding the duration that these increased funds will remain on the balance sheet.  Diligent monitoring and management of our short-term investment position remains a priority.  Continued loan growth and prudent investment in securities are critical to achieve the best return on the remaining liquid funds with management expecting to continue to be active with new security purchases in the second quarter of 2022 given the increase in interest rates.

On the liability side of the balance sheet, total average deposits are $55.5 million, or 5.0%, higher in the first quarter of 2022 compared to the first quarter of 2021.  The higher deposit volume reflects the continued favorable impact of government stimulus which provided support to many Americans and financial assistance to municipalities and school districts during the pandemic.  Deposit volumes were also favorably impacted by the Company’s successful business development efforts and the 2021 Somerset County branch acquisition.  Overall, the loan to deposit ratio averaged 84.5% in the first quarter of 2022, which indicates that the Company has ample capacity to continue to grow its loan portfolio and is strongly positioned to support our customers and our community as the economy improves.

Total interest expense for the first quarter of 2022 decreased by $816,000, or 39.3%, when compared to the first quarter of 2021, due to lower levels of both deposit and borrowing interest expense.  Deposit interest expense was lower by $606,000, or 43.2%, despite the higher volume of total deposits reflecting new deposit inflows as well as the loyalty of the bank’s core deposit base.  Also, the late third quarter 2021 maturity of a large, high-cost institutional deposit, which was replaced by lower cost funds from the branch acquisition, resulted in significant interest expense savings.  While the low interest rate environment caused net interest margin challenges, the low rates have allowed management to somewhat offset this pressure by effectively executing several deposit product pricing reductions.  As a result, the Company experienced deposit cost relief.  Specifically, our total deposit cost averaged 0.28% in the first quarter of 2022 compared to 0.52% in the first quarter of 2021, representing a meaningful decrease of 24 basis points.  Overall, management believes that total deposit cost has bottomed out given the recent increase to national interest rates and the expectation of additional short-term interest rate increases by the Federal Reserve throughout 2022. However, given the Company’s strong liquidity position, along with that of the banking industry, we expect that deposit rate increases will occur in a slow controlled manner.

Total borrowings interest expense decreased by $210,000, or 31.1%, when comparing the first quarter of 2022 to last year’s first quarter.  The decrease between years results from the favorable impact of the 2021 subordinated debt offering which was used to replace higher cost debt.  This transaction effectively lowered debt cost on these long-term funds by nearly 4.00%.  This savings is recognized even though the size of the new subordinated debt is $7 million higher than the debt instruments it replaced.  The remaining portion of the favorable variance in borrowings interest expense between the first quarter of 2022 and the first quarter of 2021 is due to reduced interest expense from Federal Home Loan Bank (FHLB) borrowings.  The average balance of total short-term and FHLB borrowings is lower in the first quarter of 2022 by $18.9 million, or 31.5%, as strength of the Company’s liquidity position allows management to let higher cost FHLB term advances mature and not be replaced.

The Company recorded a $400,000 loan loss provision recovery in the first quarter of 2022 as compared to a $400,000 provision expense recorded in the first quarter of 2021, representing an $800,000 favorable shift in this line item.  The 2022 provision recovery reflects improved credit quality for the overall portfolio due to several loan upgrades, relative stability in the loan portfolio size, and especially lower levels of criticized assets and delinquent loans since the fourth quarter of 2021.  As demonstrated historically, the Company continues its strategic conviction that a strong allowance for loan losses is needed, which has proven to be essential given the support provided to certain borrowers as they fully recover from the COVID-19 pandemic.  Overall, we believe that non-performing assets remain well controlled totaling $3.4 million, or 0.35% of total loans, on March 31, 2022.  The Company continues to experience low net loan charge-offs, which were $76,000, or 0.03% of total average loans, in first quarter of 2022 and compares favorably to net loan charge-offs of $114,000, or 0.05% of total average loans, for the first quarter of 2021.  Even though the Company recognized a loan loss provision recovery during the first quarter, the balance in the allowance for loan losses at March 31, 2022 is still higher than the balance of the allowance at March 31, 2021 by $291,000, or 2.5%.  The Company remains committed to prudently working with our borrowers that have been hardest hit by the pandemic by granting them loan payment modifications. On March 31, 2022, loans totaling approximately $7.7 million, or only 0.8% of total loans, were on a payment modification plan.  These loans include five commercial borrowers primarily in the hospitality and personal care industries.  Management continues to carefully monitor asset quality with a particular focus on these customers that have requested payment deferrals. In summary, the allowance for loan losses provided 351% coverage of non-performing assets, and 1.22% of total loans, on March 31, 2022, compared to 373% coverage of non-performing assets, and 1.26% of total loans, on December 31, 2021.

Total non-interest income in the first quarter of 2022 decreased by $279,000, or 6.0%, from the prior year's first quarter.  Net realized gains on loans held for sale decreased by $400,000, or 80.8%, due to the lower level of residential mortgage loan production which reflects a reduced level of mortgage loan refinance activity.  The reduced level of mortgage loan production also caused mortgage related fees to decline by $97,000, or 74.6%.  Revenue from bank owned life insurance (BOLI) also dropped by $123,000, or 37.0%, after the Company received a death claim during last year’s first quarter.  These unfavorable items were partially offset by wealth management fees increasing by $293,000, or 10.2%, in the first quarter of 2022 compared to the same time period in 2021. The entire wealth management group continues to perform exceptionally well, actively working for clients to increase the value of their holdings in the financial markets and adding new business.  The fair market value of wealth management assets declined since the fourth quarter of 2021 and totaled $2.6 billion but has increased from the early pandemic fair market value low point on March 31, 2020 by $649.1 million, or 32.7%.  Finally, service charges on deposit accounts increased by $71,000, or 35.3%, as consumers are more active this year, increasing their spending habits.

The Company's total non-interest expense in the first quarter of 2022 increased by $174,000, or 1.5%, when compared to the first quarter of 2021.  The increase was due to higher salaries & employee benefits by $464,000, or 6.7%, and increased occupancy expense by $61,000, or 9.0%.  Within total salaries & benefits expense, salaries cost increased by $369,000 due to merit increases and slightly higher full-time equivalent employees.  Also, there were additional increases to payroll taxes and health care costs.  Partially offsetting these higher costs within salaries & benefits was lower incentive compensation by $107,000, or 19.6%, due to the reduced level of loan production.  The higher level of net occupancy expenses is due to increased utilities cost along with maintenance & repair expense which was primarily related to the new branch office.  Decreasing in the first quarter of 2022 when compared to the first quarter of 2021 were other expenses by $358,000, or 19.6%.  The decrease is due to a lower level of pension related costs by $272,000 due to improved asset returns within the pension plan. Also contributing to the lower level of other expense was no additional costs related to a branch acquisition in 2022 after $110,000 of expense was recognized for this purpose in the first quarter of 2021.  Other expense was also favorably impacted by a $41,000 credit for the unfunded commitment reserve after $37,000 of expense was recognized in the first quarter of last year, resulting in a $78,000 favorable shift.  Finally, the Company recorded an income tax expense of $605,000, or an effective tax rate of 20.0%, in the first quarter of 2022.  This compares to an income tax expense of $520,000, or an effective tax rate of 20.0%, for the first quarter of 2021.

COMMON STOCK DIVIDEND INCREASE

The Company also announced that its Board of Directors declared a $0.03 per share quarterly common stock cash dividend.  This new quarterly dividend amount represents a 20% increase from the previous $0.025 per share quarterly dividend.  The cash dividend is payable May 23, 2022 to shareholders of record on May 9, 2022.  This increased cash dividend represents an approximate 3.0% annualized yield using a recent common stock price of $4.00 and represents a payout ratio of 21.4% based upon the Company's reported first quarter 2022 earnings per share of $0.14.

The Company had total assets of $1.3 billion, shareholders' equity of $113.7 million, a book value of $6.65 per common share and a tangible book value(1) of $5.84 per common share on March 31, 2022.  The Company continued to maintain strong capital ratios that exceed the regulatory defined well capitalized status.

Forward-Looking Statements

This press release contains forward-looking statements as defined in the Securities Exchange Act of 1934 and is subject to the safe harbors created therein. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology, market conditions, dividend program, and future payment obligations. These statements may be identified by such forward-looking terminology as "continuing," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy," or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets, the level of inflation, and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; loan and investment prepayments differing from our assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; unanticipated effects of our banking platform; risks and uncertainties relating to the duration of the COVID-19 pandemic, and actions that may be taken by governmental authorities to contain the pandemic or to treat its impact; and the inability to successfully implement or expand new lines of business or new products and services.  These forward-looking statements involve risks and uncertainties that could cause AmeriServ's results to differ materially from management's current expectations. Such risks and uncertainties are detailed in AmeriServ's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2021. Forward-looking statements are based on the beliefs and assumptions of AmeriServ's management and on currently available information. The statements in this press release are made as of the date of this press release, even if subsequently made available by AmeriServ on its website or otherwise. AmeriServ undertakes no responsibility to publicly update or revise any forward-looking statement.

(1) Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

SUPPLEMENTAL FINANCIAL PERFORMANCE DATA

March 31, 2022

(Dollars in thousands, except per share and ratio data)

(Unaudited)

2022

1QTR
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,418

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.73%
Return on average equity	8.48
Return on average tangible common equity (B)	9.62
Net interest margin	3.14
Net charge-offs (recoveries) as a percentage of average loans	0.03
Loan loss provision (credit) as a percentage of average loans	(0.17)
Efficiency ratio (D)	81.38

EARNINGS PER COMMON SHARE:
Basic	$0.14
Average number of common shares outstanding	17,094
Diluted	0.14
Average number of common shares outstanding	17,146
Cash dividends paid per share	$0.025

2021

					FULL YEAR
	1QTR	2QTR	3QTR	4QTR	2021
PERFORMANCE DATA FOR THE PERIOD:
Net income	$2,081	$1,708	$1,431	$1,852	$7,072

PERFORMANCE PERCENTAGES (annualized):
Return on average assets	0.65%	0.51%	0.41%	0.54%	0.52%
Return on average equity	8.04	6.46	5.07	6.46	6.48
Return on average tangible common equity (B)	9.08	7.30	5.78	7.35	7.35
Net interest margin	3.23	3.13	2.85	3.26	3.15
Net charge-offs (recoveries) as a percentage of average loans	0.05	(0.01)	(0.01)	(0.01)	0.00
Loan loss provision (credit) as a percentage of average loans	0.17	0.04	0.14	0.10	0.11
Efficiency ratio (D)	79.00	84.35	84.42	82.73	82.60

EARNINGS PER COMMON SHARE:
Basic	$0.12	$0.10	$0.08	$0.11	$0.41
Average number of common shares outstanding	17,064	17,073	17,075	17,080	17,073
Diluted	0.12	0.10	0.08	0.11	0.41
Average number of common shares outstanding	17,101	17,131	17,114	17,119	17,114
Cash dividends paid per share	$0.025	$0.025	$0.025	$0.025	$0.100

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

--CONTINUED--

(Dollars in thousands, except per share, statistical, and ratio data)

(Unaudited)

2022

1QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,331,265
Short-term investments/overnight funds	13,588
Investment securities	223,286
Total loans and loans held for sale, net of unearned income	978,692
Paycheck Protection Program (PPP) loans (E)	7,835
Allowance for loan losses	11,922
Intangible assets	13,761
Deposits	1,140,889
Short-term and FHLB borrowings	37,863
Guaranteed junior subordinated deferrable interest debentures	0
Subordinated debt, net	26,613
Shareholders’ equity	113,692
Non-performing assets	3,401
Tangible common equity ratio (B)	7.58%
Total capital (to risk weighted assets) ratio	14.01
PER COMMON SHARE:
Book value	$6.65
Tangible book value (B)	5.84
Market value (C)	4.04
Wealth management assets – fair market value (A)	$2,633,096

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301
Branch locations	17
Common shares outstanding	17,109,084

2021
	1QTR	2QTR	3QTR	4QTR
FINANCIAL CONDITION DATA AT PERIOD END:
Assets	$1,311,412	$1,360,583	$1,338,886	$1,335,560
Short-term investments/overnight funds	18,025	45,459	10,080	16,353
Investment securities	204,193	219,395	214,295	216,922
Total loans and loans held for sale, net of unearned income	986,557	992,865	996,029	986,037
Paycheck Protection Program (PPP) loans (E)	67,253	48,098	29,260	17,311
Allowance for loan losses	11,631	11,752	12,124	12,398
Intangible assets	11,944	13,785	13,777	13,769
Deposits	1,117,091	1,168,742	1,144,391	1,139,378
Short-term and FHLB borrowings	55,149	48,149	43,653	42,653
Guaranteed junior subordinated deferrable interest debentures	12,974	12,978	0	0
Subordinated debt, net	7,540	7,546	26,600	26,603
Shareholders’ equity	105,331	111,272	113,736	116,549
Non-performing assets	4,245	3,727	3,119	3,323
Tangible common equity ratio (B)	7.19%	7.24%	7.54%	7.78%
Total capital (to risk weighted assets) ratio	13.03	12.79	13.61	14.04
PER COMMON SHARE:
Book value	$6.17	$6.52	$6.66	$6.82
Tangible book value (B)	5.47	5.71	5.85	6.02
Market value (C)	4.06	3.93	3.88	3.86
Wealth management assets – fair market value (A)	$2,517,810	$2,614,898	$2,596,672	$2,712,695

STATISTICAL DATA AT PERIOD END:
Full-time equivalent employees	301	300	297	304
Branch locations	16	17	17	17
Common shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

NOTES:

(A)	Not recognized on the consolidated balance sheets.
(B)	Non-GAAP Financial Information. See “Reconciliation of Non-GAAP Financial Measures” at end of release.
(C)	Based on closing price reported by the principal market on which the security is traded last business day of the corresponding reporting period.
(D)	Ratio calculated by dividing total non-interest expense by tax equivalent net interest income plus total non-interest income.
(E)	Paycheck Protection Program (PPP) loans are included in total loans and loans held for sale, net of unearned income.

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

CONSOLIDATED STATEMENT OF INCOME

(Dollars in thousands)

(Unaudited)

2022

1QTR
INTEREST INCOME
Interest and fees on loans	$9,496
Interest on investments	1,532
Total Interest Income	11,028

INTEREST EXPENSE
Deposits	796
All borrowings	465
Total Interest Expense	1,261

NET INTEREST INCOME	9,767
Provision (credit) for loan losses	(400)
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	10,167

NON-INTEREST INCOME
Wealth management fees	3,165
Service charges on deposit accounts	272
Net realized gains on loans held for sale	95
Mortgage related fees	33
Net realized gains on investment securities	0
Bank owned life insurance	209
Other income	561
Total Non-Interest Income	4,335

NON-INTEREST EXPENSE
Salaries and employee benefits	7,405
Net occupancy expense	741
Equipment expense	397
Professional fees	1,324
FDIC deposit insurance expense	145
Other expenses	1,467
Total Non-Interest Expense	11,479

PRETAX INCOME	3,023
Income tax expense	605
NET INCOME	$2,418

2021

	1QTR	2QTR	3QTR	4QTR	FULL YEAR 2021
INTEREST INCOME
Interest and fees on loans	$10,327	$10,283	$9,830	$10,145	$40,585
Interest on investments	1,442	1,555	1,542	1,545	6,084
Total Interest Income	11,769	11,838	11,372	11,690	46,669

INTEREST EXPENSE
Deposits	1,402	1,306	1,189	909	4,806
All borrowings	675	665	957	483	2,780
Total Interest Expense	2,077	1,971	2,146	1,392	7,586

NET INTEREST INCOME	9,692	9,867	9,226	10,298	39,083
Provision (credit) for loan losses	400	100	350	250	1,100
NET INTEREST INCOME AFTER PROVISION (CREDIT) FOR LOAN LOSSES	9,292	9,767	8,876	10,048	37,983

NON-INTEREST INCOME
Wealth management fees	2,872	3,022	3,137	2,955	11,986
Service charges on deposit accounts	201	224	260	280	965
Net realized gains on loans held for sale	495	122	15	32	664
Mortgage related fees	130	99	81	48	358
Net realized gains on investment securities	0	84	0	0	84
Bank owned life insurance	332	218	221	346	1,117
Other income	584	630	702	671	2,587
Total Non-Interest Income	4,614	4,399	4,416	4,332	17,761

NON-INTEREST EXPENSE
Salaries and employee benefits	6,941	6,867	6,910	7,129	27,847
Net occupancy expense	680	649	651	640	2,620
Equipment expense	390	403	390	399	1,582
Professional fees	1,314	1,396	1,379	1,367	5,456
FDIC deposit insurance expense	155	155	170	175	655
Other expenses	1,825	2,568	2,020	2,397	8,810
Total Non-Interest Expense	11,305	12,038	11,520	12,107	46,970

PRETAX INCOME	2,601	2,128	1,772	2,273	8,774
Income tax expense	520	420	341	421	1,702
NET INCOME	$2,081	$1,708	$1,431	$1,852	$7,072

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

AVERAGE BALANCE SHEET DATA

(Dollars in thousands)

(Unaudited)

	2022	2021
	1QTR	1QTR
Interest earning assets:
Loans and loans held for sale, net of unearned income	$979,548	$981,877
Short-term investments and bank deposits	46,531	30,852
Total investment securities	221,459	190,446
Total interest earning assets	1,247,538	1,203,175

Non-interest earning assets:
Cash and due from banks	17,765	18,071
Premises and equipment	17,376	17,983
Other assets	81,563	70,260
Allowance for loan losses	(12,511)	(11,582)

Total assets	$1,351,731	$1,297,907

Interest bearing liabilities:
Interest bearing deposits:
Interest bearing demand	$229,273	$195,972
Savings	135,887	115,632
Money market	291,139	246,895
Other time	289,745	349,605
Total interest bearing deposits	946,044	908,104
Borrowings:
Federal funds purchased and other short-term borrowings	0	1,180
Advances from Federal Home Loan Bank	41,195	58,949
Guaranteed junior subordinated deferrable interest debentures	0	13,085
Subordinated debt	27,000	7,650
Lease liabilities	3,532	3,841
Total interest bearing liabilities	1,017,771	992,809

Non-interest bearing liabilities:
Demand deposits	212,895	195,305
Other liabilities	5,407	4,862
Shareholders’ equity	115,658	104,931
Total liabilities and shareholders’ equity	$1,351,731	$1,297,907

AMERISERV FINANCIAL, INC.

NASDAQ: ASRV

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

RETURN ON AVERAGE TANGIBLE COMMON EQUITY, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER SHARE

(Dollars in thousands, except per share and ratio data)

(Unaudited)

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP).  These non-GAAP financial measures are “return on average tangible common equity”, “tangible common equity ratio”, and “tangible book value per share.”  This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.  These non-GAAP measures are used by management in their analysis of the Company’s performance or, management believes, facilitate an understanding of the Company’s performance.

2022

1QTR
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,418

Average shareholders’ equity	115,658
Less: Average intangible assets	13,766
Average tangible common equity	101,892

Return on average tangible common equity (annualized)	9.62%

1QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$113,692
Less: Intangible assets	13,761
Tangible common equity	99,931

TANGIBLE ASSETS
Total assets	1,331,265
Less: Intangible assets	13,761
Tangible assets	1,317,504

Tangible common equity ratio	7.58%

Total shares outstanding	17,109,084

Tangible book value per share	$5.84

2021

	1QTR	2QTR	3QTR	4QTR	FULL YEAR 2021
RETURN ON AVERAGE TANGIBLE COMMON EQUITY
Net income	$2,081	$1,708	$1,431	$1,852	$7,072

Average shareholders’ equity	104,931	106,009	112,028	113,755	109,181
Less: Average intangible assets	11,944	12,194	13,780	13,773	12,923
Average tangible common equity	92,987	93,815	98,248	99,982	96,258

Return on average tangible common equity (annualized)	9.08%	7.30%	5.78%	7.35%	7.35%

	1QTR	2QTR	3QTR	4QTR
TANGIBLE COMMON EQUITY
Total shareholders’ equity	$105,331	$111,272	$113,736	$116,549
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible common equity	93,387	97,487	99,959	102,780

TANGIBLE ASSETS
Total assets	1,311,412	1,360,583	1,338,886	1,335,560
Less: Intangible assets	11,944	13,785	13,777	13,769
Tangible assets	1,299,468	1,346,798	1,325,109	1,321,791

Tangible common equity ratio	7.19%	7.24%	7.54%	7.78%

Total shares outstanding	17,069,000	17,075,000	17,075,000	17,081,500

Tangible book value per share	$5.47	$5.71	$5.85	$6.02